Exhibit 10.2

[ALCS Letterhead]

May 17, 2012

BY HAND

Mr. Michael E. Szymanczyk

6601 West Broad Street

Richmond, Virginia 23230

Re:	Termination of Aircraft Time Sharing Agreement

Dear Mr. Szymanczyk:

In connection with your retirement, we confirm that the Time Sharing Agreement, dated January 28, 2009, between you and Altria Client Services Inc. will terminate effective at 12:01 a.m. on May 18, 2012. Invoices for any charges incurred through the date of termination will be forwarded in the ordinary course of business and will be payable on the terms set forth in the Time Sharing Agreement.

Best regards.

Altria Client Services Inc.

By:	/S/ RODGER W. ROLLAND

Name:	Rodger W. Rolland
Title:	Vice President, Compensation, Benefits & HR Services

AGREED TO AS OF THE DATE INDICATED:

/s/ MICHAEL E. SZYMANCZYK
Michael E. Szymanczyk
Date: May 17, 2012